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                                                                       EXHIBIT 5

                 [Letterhead of Cahill Gordon & Reindel]

                               March 29, 1999

                                                     (212) 701-3000

Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York  12203


Ladies and Gentlemen:

       We have examined a copy of the Registration Statement on Form S-4 (the "Registration Statement") filed by Trans World Entertainment Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 20,685,608 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), in connection with the merger of CAQ Corporation, a wholly owned subsidiary of the Company (the "Subco") with and into Camelot Music Holdings, Inc. ("Camelot") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 26, 1998, by and among the Company, Subco and Camelot. In rendering this opinion, we have reviewed such documents and made such investigation as we deemed appropriate.

       Based upon the foregoing, we are of the opinion that at the Effective Time (as defined in the Merger Agreement) the Shares to be issued by the Company will have been duly authorized and will be validly issued, fully paid and nonassessable.

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      We hereby consent to the use of our name under the caption "Legal
Matters" and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by
Section 7 of the Act and the rules and regulations thereunder.


                                      Very truly yours,

                                      /s/ Cahill Gordon & Reindel